QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.55

Millennium Pharmaceuticals, Inc. 238 Main Street Cambridge, MA 02142 Tel 617 679 7000 www.mlnm.com

        [Millennium logo]

June 11, 1999

Joseph B. Bolen, Ph.D.
15 Hallview Drive
Simsbury, CT 06070

Dear Joe,

        On behalf of Millennium Pharmaceuticals, Inc. (the "Company"), I am pleased to offer you the position of Vice President, Oncology in the Research group reporting to Bob Tepper, Chief Scientific Officer.

        1.    Job Responsibilities:    Your job responsibilities in this position will include the following:

  •
  As the leader of Oncology at Millennium Pharmaceuticals, oversee all of the research activities in the therapeutic area within the Company and serve as the key liaison with pharmaceutical partners.

  •
  Coordinate and further develop the drug discovery efforts in Oncology within Millennium and with pharmaceutical products.

  •
  Working with the CSO, develop a plan for broadening the research and development activities in the therapeutic area of oncology, including the development of new alliances.

  •
  Serve as the head of the cross company team in Oncology, which coordinates the R&D efforts in cancer between Millennium Pharmaceuticals, Inc. and its two subsidiaries, Millennium Biotherapeutics and Millennium Predictive Medicine.

  •
  Develop a state-of-the art biochemistry and cell biology laboratory within the research division through external hires and internal reorganization of existing personnel.

  •
  Provide leadership across therapeutic areas in signal transduction mechanisms for the development of novel therapeutic targets.

  •
  Serve as a key member of the senior management team in the pharmaceutical research division.

  •
  Develop strong working relationships with other groups in the Company to ensure teamwork on all projects.

  •
  Actively participate in recruiting only the best scientific and management team for Millennium.

        2.    Effective Date:    The effective date of your full-time employment with the Company is to be on or about Monday, August 2, 1999.

        3.    Salary:    Your base salary will initially be $260,000 per annum. Your salary will be paid periodically in accordance with the Company's payroll procedures. In addition, in accordance with the Company's compensation practices, you will receive, approximately annually, a salary review which will be based on your performance, the Company's performance and such other factors as may be determined by the Company's Board of Directors.

        4.    Benefits:    You and your dependents will be eligible for the Company's standard medical, dental, life insurance, disability benefits and Section 125 cafeteria plan. After the standard waiting periods, you will also be eligible to participate in the Company's 401(k) and Employee Stock Purchase plans. You will accrue vacation at the rate of 1.25 days per month of full-time employment. Standard paid holidays will be observed. Transportation benefits, including a choice of MBTA pass up to $60 or contributory off-site parking, are also available. The Company, however, reserves the right to modify its employee benefit programs from time-to-time.

        5.    Equity Participation, Vesting of Stock:    Subject to approval by the Company's Board of Directors, you will be granted an incentive stock option exercisable for 75,000 shares of the Company's Common Stock at an exercise price equal to the current fair market value of the Company's Common Stock as determined by the Company's Board of Directors. This option will vest as to one fourth (1/4) of the shares on the first anniversary of your commencement of full-time employment with the Company and as to one forty-eighth (1/48) of the shares at the end of each full month thereafter until all shares are vested, provided that you remain employed by the Company. In the event of your death or total and permanent disability (as defined in the Internal Revenue Code of 1986, as amended) during the first year of your employment, the initial one-fourth (1/4) of your shares that would have vested at the end of your first year of employment shall vest. In the event of termination of your employment for any reason (except as set forth in the preceding sentence), vesting shall cease. Please refer to the Company's Incentive Stock Plan for complete details.

        6.    Employment Period:    Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause.

        7.    Employment Eligibility Verification:    Please note that all persons employed in the United States, are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three business days of employment. For your convenience, we are enclosing Form I-9 for your review. You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work.

        8.    Proprietary Information, No Conflicts:    You agree to execute the Company's standard form of Invention, Non-Disclosure and Non-Competition Agreement and to be bound by all of the provisions thereof. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

        9.    Medical Surveillance:    As part of Millennium's medical surveillance program, employees are required to have an initial physical, provided by an on-site registered nurse. All laboratory employees working with hazardous chemical, infectious agents, radio labeled materials or animals shall have access to medical attention, including initial and periodic medical exams without cost to the employee or loss of pay. An employee may refuse an exam if he/she signs a release. If you want to decline from having the initial physical, please notify Human Resources on your first day at New Employee Orientation. Your initial surveillance examination will be scheduled to take place during the first week of your employment.

        10.    New Employee Orientation:    On the first Monday of your employment with the Company, you should arrive at our 75 Sidney Street at location for New Employee Orientation. Millennium is located at University Park at 75 Sidney Street on the 2nd floor. If taking the MBTA you will get off at the Central Square stop on the Red Line. Directions for driving are enclosed. Millennium will reimburse you for any parking expenses. Orientation will begin promptly at 8:30 a.m.

        11.    Sign-on Bonus:    The Company will pay you a bonus of $25,000 on the date of the first paycheck following commencement of your full time employment. Should you terminate for any reason within 12 months of your starting date after having received your bonus, the Company reserves the right to seek repayment of all or a pro-rata portion of your bonus. An additional bonus of $25,000 will be paid with the paycheck next following the one year anniversary of the commencement of your full-time employment. The Company reserves the right to seek repayment of a pro-rata portion of this bonus should you terminate for any reason during the following 12 months.

        12.    Relocation Expenses:    Upon your acceptance of this offer, you are eligible for reimbursement of the following expenses associated with your relocation:

  •
  Reimbursement for expenses associated with direct-route transportation to Cambridge.

  •
  The cost of packing, moving, 60 days' temporary storage, and unloading of your household goods and effects using a certified carrier of the Company's choice.

  •
  Temporary housing for up to two months upon your arrival in the Boston area.

  •
  Destination services provided by Corporate Real Estate Services, a division of Hunneman Coldwell Banker.

  •
  Closing costs (excluding points) on the purchase of a new home, if purchased within 12 months of your date of hire.

  •
  The Company will provide a lump sum allowance of $2,000 (grossed up) to cover additional relocation related expenses. This sum will be paid to you on the date of your first paycheck following commencement of your full time employment. Should you voluntarily resign from the Company within one year of relocating, the Company reserves the right to seek repayment of the entire amount.

        Joe, all of us here at Millennium are very enthusiastic about your commitment to joining the Company and have the highest expectation of your future contributions.

        Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it to the Company no later than June 21, 1999. After that date, the offer will lapse.

Very truly yours,
MILLENNIUM PHARMACEUTICALS, INC.

/s/ LINDA K. PINE LINDA K. PINE Sr. Vice President, Human Resources
The foregoing is signed and accepted as of the date first above written by:
/s/ JOSEPH B. BOLEN Josepn B. Bolen	June 13, 1999 Date

QuickLinks

  Exhibit 10.55